AMENDED AND RESTATED LOAN AGREEMENT

Dated as of February 1, 2002
Between

CASTLEGUARD ENERGY, INC.
And
FIRST AMERICAN BANK, SSB

LOAN AGREEMENT

            THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of February 1, 2002 ("Agreement"), is entered into between CASTLEGUARD ENERGY, INC., a Florida corporation (the "Borrower") and FIRST AMERICAN BANK, SSB, a state savings bank (the "Lender").

WITNESSETH

            WHEREAS, pursuant to that certain Assignment of Note, Liens and Other Loan Documents (the "Assignment") of even date herewith by and among Lender, Bank of Oklahoma, National Association ("BOK"), Borrower, Scott G. Heape, Bob G. Honea and H&S Production, Inc., the Lender has all right title and interest of BOK under the following documents and instruments  (a) that certain Loan Agreement, dated as of September 1, 2000, by and between Borrower and BOK, as amended by that certain First Amendment to Loan Agreement, dated as of January 22, 2001, by and between BOK and Borrower, and that certain Second Amendment to Loan Agreement, dated as of August 31, 2001, by and between Borrower and BOK (as so amended, the "Prior Agreement"); (b) that certain Term Note, dated as of September 31, 2000, executed by Borrower payable to the order of BOK in the stated principal amount of $1,040,000, as replaced, renewed and extended pursuant to that certain Term Note, dated August 31, 2001, executed by Borrower payable to the order of BOK in the stated principal amount of $695,398.11 (as so replaced, renewed and extended, the "Prior Note"); (c) that certain Mortgage, Collateral Assignment and Security Agreement, dated September 1, 2000, executed by Borrower for the benefit of BOK and filed for record in Webster Parish, Louisiana as further described in the Assignment (the "Prior Mortgage"); and (d) the other agreements, instruments and documents referred to in the Assignment.

            B.    WHEREAS, the Borrower has requested that the Lender, as assignee of BOK's interest in the Prior Agreement, Prior Note and Prior Mortgage, amend and restate the Prior Agreement in order to provide for new payment terms, covenants and conditions as more fully set forth herein, including the extension of one or more term loans in the maximum aggregate principal amount of up to $1,000,000 (inclusive of all amounts, whether principal, interest or fees, outstanding under the Prior Note and the Prior Agreement); and

            C.     WHEREAS, the Lender is willing to amend and restate the Prior Agreement and make the extensions of credit herein described available to the Borrower, subject to the terms, conditions, uses and provisions hereinafter set forth, all of which are material to the Lender and without which the Lender would not be willing to extend any of such loan commitments described above;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 When used herein, the following terms shall have the following meanings:

"Base Rate" shall mean a rate per annum equal to the lesser of (a) Maximum Rate or (b) the Prime Rate plus three-quarters of one percent (0.75%).

            "Borrowing Base" means, at the particular time in question, either the amount of the Borrowing Base provided in Section 3.2 or the amount determined by Lender in accordance with the provisions of Section 3.3.

"Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Texas are closed to conduct business generally.

             "Capital Lease Obligations" means the obligations of such Person to pay rent or other amounts under a lease of (or agreement conveying the rights to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.   For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

"Closing Date" shall mean the effective date of this Agreement.

"Collateral" shall have the meaning assigned to that term in Article III of this Agreement and in the Security Instruments.

             "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

"Default Rate" shall mean the lesser of (i) the Maximum Rate or (ii) the Base Rate in effect from day to day plus four percent (4%).

"Engineering Report" shall mean each engineering report covering Collateral which the Borrower delivers to Lender.

             "Environmental Laws" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S. C. Sec. 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. Sec. 651 et seq., the Clean Air Act, 42 U.S.C. Sec. 7401 et seq., the Clean Water Act, 33 U.S. C. Sec. 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., as such laws regulations, and requirements may be amended or supplemented from time to time.

             "Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law permit, order or agreement with any Tribunal or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended form time to time, and the regulations and published interpretations thereunder.

            "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the mean of Section 414(b) of the Internal Revenue Code of 1986, as amended ("Code")) with the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

"Event of Default" shall mean any of the events specified in Section 7.1 of this Agreement.

            "Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including without limitation, asbestos, petroleum and polychlorinated biphenyls.

            "Indebtedness" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except accounts payable of such Person arising in the ordinary course of business which are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of the Borrower, (e) all reimbursement obligations of Borrower (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, and (f) all liabilities of Borrower in respect of unfunded vested benefits under any Plan.

            "Laws" shall mean all statutes, laws, Environmental Laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

            "Lien" shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

            "Loan Documents" shall mean this Agreement, the Term Note, the Mortgage and the other Security Instruments and all other documents, instruments and certificates executed and delivered to the Lender by the Borrower pursuant to the terms of this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended or supplemented from time to time.

"Loan" shall mean the Term Loan, including all sums evidenced by the Term Note.

"Maturity Date" means July 31, 2004.

            "Material Adverse Effect" means a material adverse effect on (i) the business, properties (including any portion of the Mortgaged Properties), condition (financial or otherwise), results of operations, or prospects of the Borrower, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender hereunder.

            "Maximum Rate" shall mean, at any time, the maximum rate of interest under applicable Law that the Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rated provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate.

            "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

            "Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement, the Term Note and the other Loan Documents, in each case including all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

"Payment Date" means the first Business Day of each calendar month commencing March 1, 2002, and continuing regularly and monthly thereafter.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

            "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

"Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

             "Prime Rate" means the "prime rate" published from time to time in the Money Rates column of The Wall Street Journal (Central Edition) or, if such publication shall designate two or more published rates as the "prime rate" for any Business Day, the "Prime Rate" shall be the higher of the rates so designated; provided, however, if the Money Rates column of The Wall Street Journal (Central Edition) ceases to be published or otherwise does not designate any "prime rate" as of any Business Day, "Prime Rate" shall mean the rate of interest per annum publicly announced by Lender as its prime rate in effect at its principal office in Dallas, Texas. For each day that is not a Business Day, the "Prime Rate" shall be the "Prime Rate" in effect on the immediately preceding Business Day. Changes in the Prime Rate, as defined above, shall be effective from and including the Business Day such change is published or announced, as the case may be.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

            "Release" means as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, leaching, or migration of Hazardous Materials into the outdoor or indoor environment or into or out of property owned by such Person, including without limitation, the movement of Hazardous Materials through or in the air, soil, surface, water, ground water, or property.

"Reportable Event" means any of the events set forth in Section 403 of ERISA.

"Security Instruments" shall include the Mortgage as described and defined in Article III hereof and shall have the meaning assigned to that term in Article III of this Agreement.

"Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

"Term Loan" shall have the meaning specified in Section 2.1.

            "Term Note" shall mean the promissory note of the Borrower payable to the order of the Lender, in substantially the form attached hereto as Exhibit A, and all extensions, renewals, supplements, and modifications thereof.

            "Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department; court, commission, board, bureau, agency or instrumentality.

ARTICLE II

TERM LOAN

            2.1     Term Loan. Subject to the limitations set forth in Article III below, from time to time Lender agrees, upon the terms and subject to the conditions hereinafter set forth, to make one or more advances to the Borrower in an aggregate principal amount up to the initial Borrowing Base set forth at Section 3.2 hereof. In addition, from time to time Lender at its sole option and subject to Lender's receipt of evidence satisfactory to Lender in its sole discretion of pro forma compliance with the conditions set forth in Articles III and IV below, may elect to make additional advances to, or otherwise for the benefit of, Borrower pursuant to the Term Note and this Section 2.1; provided, however, the aggregate amount of all advances (without giving effect to any repayment of the principal amount thereof) made pursuant to this Agreement shall not exceed $1,000,000. All advances made to, or otherwise for the benefit of, Borrower pursuant to this Section 2.1 are hereinafter referred to collectively as the "Term Loan".

            2.2     The Term Note. The obligation of the Borrower to repay the Term Loan shall be evidenced by the Term Note executed by the Borrower, payable to the order of the Lender, in the principal amount of the Term Loan, and dated the date hereof.

            2.3     Repayment of the Principal Amount of the Term Loan. The Borrower hereby promises to repay the unpaid principal amount on the Term Loan as follows: (a) the Borrower shall pay twenty-nine (29) equal consecutive installments of principal in the amount of $21,667 each, payable on the first day of each calendar month beginning on March 1, 2002; and (b) on the Maturity Date the Borrower shall repay any and all principal amount that remains outstanding as of such date.

            2.4     Interest. The unpaid principal amount of the Term Loan shall bear interest prior to maturity at a varying rate per annum equal from day-to-day to the Base Rate. All accrued and unpaid interest in respect of the outstanding principal amount of the Term Loan shall be due and payable in full in arrears on each Payment Date and on the Maturity Date. Additionally, upon the occurrence and during the continuance of an Event of Default, all of the Obligations shall, to the extent permitted by law, bear interest from day to day at a rate per annum equal to the applicable Default Rate. Interest accrued at the Default Rate shall be payable from time to time on demand.

            2.5     Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower to refinance existing Indebtedness used to acquire and develop oil and gas properties located in the State of Louisiana and to provide general working capital.

            2.6     Voluntary Prepayment. The Borrower may from time to time make prepayments of principal without premium or penalty. Any amount so repaid by Borrower may not be reborrowed. All payments and prepayments shall be made in lawful money of the United States of America. Any payments or prepayments on the Term Note received by the Lender after 2:00 o'clock P.M. (applicable current time in Dallas, Texas) shall be deemed to have been made on the next succeeding Business Day.

            2.7     Computation of Interest. Computation of interest on all amounts payable the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

ARTICLE III

SECURITY/BORROWING BASE

            3.1     Collateral. The repayment of the Obligations shall be secured by a continuing mortgage lien and security interest pertaining thereto of first priority in, and/or assignment, as security, of all of the Borrower's right, title and interest in the oil and gas interest and other interest, accounts and items and types of collateral (the "Collateral") as more particularly described in following instruments (collectively, the "Mortgage"): (a) the Prior Mortgage as amended and restated pursuant to that certain Amended and Restated Mortgage, Collateral Assignment and Security Agreement of even date herewith executed by Borrower for the benefit of Lender and to be filed in Webster Parish, Louisiana, and (b) that certain Mortgage, Deed of Trust, Security Agreement and Financing Statement of even date herewith executed by Borrower to Collateral Services, Inc., as trustee for the benefit of Lender and to be filed in one or more counties situated in the State of Texas as further described therein (the collateral described herein and in the Mortgage being collectively referred to as the "Mortgaged Property").

            The Borrower shall execute such financing statements, assignments, letters in lieu, notices and other documents and instruments as shall be necessary or appropriate to perfect the mortgage liens and security interests thus created and as maybe customarily required by the Lender in connection with energy loans of the same or similar type as the Loan contemplated hereby (the Mortgage and the other security documents being collectively referred to herein as the "Security Instruments").

3.2 Initial Borrowing Base. During the period from the date hereof to the first Determination Date, the Borrowing Base shall be $635,000.

            3.3     Subsequent Determinations of Borrowing Base. Lender may redetermine the Borrowing Base at any time and from time to time without limitation. In connection with any such Borrowing Base redetermination, Borrower shall furnish to Lender all information, reports and data which Lender may request concerning Borrower's businesses and properties (including oil and gas properties and interests and the reserves and production relating thereto and the status of production sales contracts and price hedging contracts). Lender shall by notice to Borrower designate the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (herein called a "Determination Date") and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this section, Lender may nonetheless designate the Borrowing Base at any amount which Lender determines and may redesignate the Borrowing Base from time to time thereafter until Lender receives all such information, reports and data, whereupon Lender shall designate a new Borrowing Base as described above.

            3.4     Borrowing Base Deficiency. If at any time the principal amount outstanding under the Term Loans exceeds the Borrowing Base in effect at such time (the "Borrowing Base Deficiency"), the Borrower shall, within five (5) Business Days after the Lender gives notice of such fact to the Borrower, make a prepayment upon the Term Note in an aggregate amount at least equal to the Borrowing Base Deficiency.

ARTICLE IV

CONDITIONS PRECEDENT TO THE TERM LOAN

            4.1     Conditions Precedent to Term Loan Advance. The obligation of the Lender to make the Term Loan is subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein), each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Lender:

(a) No Default. There shall exist no Event of Default or Default on the Closing Date.

     (b) Representations and Warranties.  The representations, warranties and covenants set forth in Articles V and VI shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

     (c) Borrower's Certificate.  The Borrower shall have delivered to the Lender a Certificate, dated as of the Closing Date, and signed by the Chairman and President of the Borrower certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 4.1, (ii) that the Borrower has performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date, (iii) to the name and signature of each officer(s) or other authorized representative of the Borrower authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Lender shall determine to be advisable. The Lender may conclusively rely on such Certificate until it receives notice in writing to the contrary.

     (d) Proceedings.  On or before the Closing Date, all corporate proceedings of the Borrower shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Lender and its counsel and the Lender shall have received certified copies, in form and substance satisfactory to the Lender and its counsel, of the Certificate or Articles of Incorporation and the Bylaws of the Borrower, as adopted, authorizing the execution and delivery of the Loan Documents thereby on behalf of the Borrower, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Mortgage and the other Security Instruments, to secure the payment of the Indebtedness.

     (e) Security Instruments.  The Borrower shall have delivered to the Lender the Mortgage and the other Security Instruments, appropriately executed by all parties, attested, sealed, witnessed and acknowledged to the satisfaction of the Lender and dated as of the Closing Date, together with such supplemental security agreements, financing statements and other documents as shall be necessary and appropriate to perfect the Lender's mortgage liens and security interests in the Mortgaged Property covered by the Mortgage.

(f) Term Note. The Borrower shall have delivered the Term Note to the order of the Lender, appropriately executed.

     (g) Guaranty.  The guarantors, Scott G. Heape and Bob G. Honea (collectively the "Guarantors") shall have delivered to the Lender their joint and several guarantee in form and substance satisfactory to the Lender.

(h) Origination Fee. The Lender shall have received payment from the Borrower of an origination fee in the amount of $6,350.00.

     (i) Assignment of Prior Loan Documentation. The Lender shall have received such documentation as the Lender shall require to evidence the assignment of the Prior Agreement, Prior Note and Prior Mortgage to Lender pursuant to an assignment and payoff letter agreement in form and substance satisfactory to Lender.

(j) Other Information. The Lender shall have received such other information, documents and assurances as shall be reasonably requested by the Lender.

            4.2     Conditions Precedent to All Loans. The Lender shall not be obligated to make any advance in respect of the Loan under the Term Loan (i) if at such time any Event of Default shall have occurred or any Default shall have occurred and be continuing, or (ii) if any of the representations, warranties and covenants contained in this Agreement shall be false or untrue in any material respect on the date of such loan, as if made on such date.

ARTICLE V

COVENANTS

            The Borrower covenants and agrees with the Lender that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of the Borrower under this Agreement, unless the Lender shall otherwise consent in writing in its sole discretion

            5.1     Payment of Taxes and Claims. The Borrower will pay and discharge or cause to be paid, and discharged all Taxes imposed upon the income or profits of the Borrower (but only to the extent the liability therefor is not passed through to its shareholders) or upon the property, real, personal or mixed, or upon any part thereof, belonging to the Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that the Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

            5.2     Maintenance of Organizational Existence. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises. The Borrower will become and remain registered in each jurisdiction where the nature of the business or ownership of property thereby may require such registration.

            5.3     Preservation of Property. The Borrower will at all times maintain, preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its business whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or, forfeiture thereunder.

            5.4     Compliance with Applicable Laws. The Borrower will comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

            5.5     Notice of Default. Immediately upon the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, the Borrower will give the Lender a written notice thereof specifying the nature and period of existence thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

            5.6     Notice of Litigation. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or inequity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of the Borrower to carry on its business substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of the Borrower, or (iii) result in monetary damages in excess of $50,000, the Borrower will give the Lender a written notice specifying the nature thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

5.7 Financial Statements and Reports. The Borrower will furnish to the Lender:

(a)

     Annual Financial Statements. As soon as practicable, and in any event within ninety (90) days after the fiscal year of the Borrower commencing with fiscal year ending December 31, 2001, the following audited consolidated financial statements, audited by an independent accountant and certified by the Borrower's President or Chief Financial Officer:

(i)	a balance sheet of the Borrower at the end of such fiscal year,

(ii)	a statement of income of the Borrower for such fiscal year, and

(iii)	a statement of cash flows of the Borrower for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.

(b)

     Quarterly Financial Statements. As soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter commencing with fiscal quarter ending March 31, 2002, the Borrower shall furnish to the Lender the following unaudited consolidated financial statements of the Borrower as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing a balance sheet and statements of income, retained earnings, and cash flow prepared in accordance with GAAP. Such financial statements will fairly and accurately present the financial condition and results of operations of the Borrower at the date and for the periods indicated therein and certified by the Borrower's President or Chief Financial Officer and acceptable to the Lender

            Promptly upon receipt of the statements required under Sections 5.7 hereof, the Borrower shall deliver to the Lender a copy of each report submitted to the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books and records of the Borrower, including, without limitation, any comment letter submitted by such accountants to management in connection with their audit.

            5.8     Requested Information. With reasonable promptness, the Borrower will give the Lender such other data and information relating to the Borrower or the Mortgaged Property as from time to time may be reasonably requested by the Lender.

            5.9     Field Audits. The Lender shall be permitted to conduct, at its own expense, an annual field audit of the Borrower's accounts and books and records relating to the Mortgaged Property. Each field audit shall be conducted by agents of the Lender, whether employees of the Lender or third party agents selected by the Lender. The Borrower shall fully cooperate with the Lender and its agents in connection with such field audits.

            5.10    Inspection. The Borrower will keep complete and accurate books and records with respect to the Collateral and its other properties, businesses and operations and will permit employees and representatives of the Lender to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the offices of the Borrower in Dallas, Texas. Upon any Default or Event of Default, the Borrower will surrender all of such records relating to the Collateral to the Lender upon receipt of any request therefor from the Lender.

            5.11    Limitation on Other Indebtedness. The Borrower will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of the Borrower's existing business, and (ii) the Indebtedness created pursuant to this Agreement.

            5.12    Disposition/Negative Pledge or Encumbrance of Mortgaged Property and Other Assets. The Borrower will not sell or encumber any of the Mortgaged Property or other collateral without obtaining the Lender's prior written consent and in no event shall the Borrower cause or permit the voluntary or involuntary pledge, mortgage, security interest or other encumbrance, attachment or levy of or against any of the Mortgaged Property of whatsoever nature or type to any Person (financial institution or otherwise) other than the Lender.

            5.13    Distributions. The Borrower will not declare, pay or become obligated to declare or pay any distribution or dividend on any class of its capital stock now or hereafter outstanding, make any distribution of cash or property to holders thereof or of any shares of such stock, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares' of any class of its capital stock now or hereafter outstanding in excess of $50,000 in the aggregate.

            5.14    Guarantor Financial Statements. With respect to the Guarantors, the Borrower shall deliver to the Lender annual financial statements, in such form and detail as the Lender shall require, within ninety (90) days after the end of each calendar year.

            5.15    Insurance. Borrower will keep or cause to be kept insured by financially sound and reputable insurers its property in accordance with the Mortgage. Borrower shall at all times maintain insurance against its liability for injury to persons or property in accordance with the Mortgage, which insurance shall be by financially sound and reputable insurers. To the extent Borrower is not the operator of certain Mortgaged Properties, Borrower will use its reasonable best efforts to comply with the foregoing covenant, including the exercise of all rights available to Borrower to cause the operator of such portion of the Mortgaged Properties comply with the foregoing covenant.

            5.16    Mergers, Ect The Borrower will not become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate unless, with regard to the merger of the Borrower, the Borrower is the surviving entity and no Event of Default has occurred and is continuing.

            5.17    Loans and Investments. The Borrower will not make any loan, advance, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person without the written consent of the Lender.

5.18 Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, except dispositions in the ordinary course of business.

5.19 ERISA. The Borrower will comply with all minimum funding requirements, and all other material requirements of ERISA, if applicable, so as to not give rise to any liability thereunder.

            5.20    Production Reports. Within ninety (90) days after the end of each calendar month, the Borrower will deliver to Lender a report in form and substance satisfactory to Lender setting forth production and associated operations with respect to the Borrower's oil and gas properties, including a schedule of actual prices received.

            5.21    Nature and Ownership of Business. The Borrower will not engage in any business other than the business in which it is engaged as of the date hereof and the ownership and management of the Borrower shall not change from its current state.

            5.22    Additional Collateral. Upon the request of Lender, the Borrower shall agree to pledge as collateral for the Obligations of the Borrower pursuant to the terms of this Agreement, additional oil and gas properties owned by the Borrower, subject in each case to preexisting Liens.

            5.23    Engineering Report. By November 1 of each calendar year, the Borrower shall deliver to the Lender an Engineering Report prepared by independent petroleum engineers chosen by the Borrower and acceptable to the Lender, concerning/all oil and gas properties and interests owned by the Borrower and any other grantor under the Security Instruments and which have attributable to them proved oil or gas reserves. These reports shall be satisfactory to the Lender, shall take into account any "over-produced" status under gas balancing arrangements. These reports shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral.

            5.24    Further Assurances. The Borrower will execute and deliver such further agreements and instruments and take such further action as may be requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

            To induce the Lender to enter into this Agreement and to make the Loan to the Borrower under the provisions hereof, and in consideration thereof, the Borrower represents, warrants and covenants to Lender as follows

            6.1     Organization and Qualification. The Borrower is duly organized and validly existing as a corporation under the Laws of the State of Florida, and is duly registered as a foreign corporation in each jurisdiction in which the nature of the business transacted or the property owned is such as to require registration as such, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

            6.2     Litigation. There is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting the Borrower or any properties or rights of the Borrower which, if adversely determined, would result in a liability of greater than $50,000 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of the Borrower. The Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

            6.3     Conflicting Agreements and Other Matters. The Borrower is not in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound. The Borrower is not a party to any contractor agreement or subject to any other partnership restriction which materially and adversely affects its business, property or assets, or financial condition. The Borrower is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of the Borrower to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of the Borrower pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to, the Certificate or Articles of Incorporation and the Bylaws of the Borrower, any award of any arbitrator, or any agreement, instrument or Law to which the Borrower is subject.

            6.4     Authorization. The directors and, to the extent required, shareholders of the Borrower have duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms. No other consent of any other Person, except for the Lender, is required as a prerequisite to the validity and enforceability of the Loan Documents.

            6.5     Possession of Franchises Licenses. The Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and the Borrower is not in violation of any thereof in any material respect.

            6.6     Disclosure. Neither this Agreement nor any other Loan Document or writing furnished to the Lender by or, on behalf of the Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower and not reflected in the financial statements or exhibits hereto provided to the Lender which materially adversely affects or in the future may materially adversely affect the business, property, or assets, or financial condition of the Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Lender by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

6.7 Fiscal Year. The fiscal year of the Borrower ends as of December 31 of each year.

            6.8     Taxes. The Borrower has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of its respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower by any taxing authority or of any pending but unassessed tax liability of the Borrower.

            6.9     ERISA. The Borrower is in compliance in all material respects with applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred or continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstance exists which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

6.10 Environmental Matters.

            (a)      The Borrower and all of its respective properties, assets, and operations are in full compliance with all Environmental Laws. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower with all Environmental Laws;

            (b)     The Borrower has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower is in compliance with all of the terms and conditions of such permits;

            (c)     No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower. The use which the Borrower makes and intends to make of its respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets;

            (d)     No previously owned or leased properties of the Borrower is subject to any outstanding or threatened order from or agreement with any Tribunal or other Person or subject to any judicial or docketed administrative proceeding with respect to the failure to comply with Environmental Laws;

            (e)     There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower that could reasonably be expected to give rise to any Environmental Liabilities;

            (f)     The Borrower is not a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Sec 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower is in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) The Borrower has not filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any property or revenues of the Borrower.

6.11 Indebtedness. The Borrower has no other Indebtedness outstanding other than the Indebtedness created pursuant to the terms of this Agreement.

6.12 Compliance with Laws. The Borrower is not in violation in any material respect of any Law, or decree of any Tribunal or arbitrator.

6.13 No Material Adverse Change. No material adverse change has occurred in the financial condition, operations or business prospects of the Borrower since September 30, 2001.

            6.14    Rights in Properties. The Borrower has good and indefeasible title or valid leasehold interests in its respective properties and assets, real and personal (including the properties, assets, and leasehold interests reflected in the financial statements described in Section 5.7), and none of such properties, assets, or leasehold interests of the Borrower is subject to any Lien (other than Liens in favor of Lender pursuant to this Agreement).

ARTICLE VII

EVENTS OF DEFAULT

            7.1     Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a) The Borrower shall fail to make any payment of principal or interest upon the Term Note or any other Indebtedness; or

     (b)  Any representation or warranty of the Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to have a material adverse effect on the Borrower or its financial capacity or business operations; or

     (c)  The Borrower shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 7.1 (a) hereof) contained in this Agreement or any of the Loan Documents; or

     (d)  The Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase, money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity;

     (e)  Any of the following: (i) the Borrower shall become insolvent or unable to pay its debts as they mature, make an assignment for the benefit of creditors' or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating the Borrower bankrupt or insolvent; or, (iii) the Borrower shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of the Borrower or of any substantial part of the assets of the Borrower, or shall commence any proceedings relating to the Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceeding shall be commenced, of a type described in subsection (iii) , above, against the Borrower and the Borrower by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceeding, and such order, judgment or decree shall remain unstayed and in effect, if being vigorously contested, for more than sixty (60) days; or (v) any order, judgment or decree shall be entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, Judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vi) any order, judgment or decree shall be entered in any proceedings against the Borrower decreeing a split-up of the Borrower which requires the divestiture of a substantial part of the assets of the Borrower, and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vii) the Borrower shall fail to make timely, payment or deposit of any amount of tax required to be withheld by the Borrower and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Code, in respect of any and all wages and salaries paid to employees of- the Borrower; or

     (f)  Any final judgment on the merits for the payment of money in an amount in excess of $50,000 shall be outstanding against the Borrower, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days.

            7.2     Remedies. Upon the occurrence of any Event of Default referred to in Section 7.1(e) the Term Loan shall immediately terminate and the Term Note and Obligations shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Lender under this Agreement or the Loan Documents or under applicable Law or under any other instrument or document delivered in connection herewith, the Lender may (i) declare the Term Loan terminated, or (ii) declare the Term Loan terminated and declare the Term Note and the Obligations, or any part thereof, to be forthwith due and payable, whereupon the Term Note and the Obligations, or such portion as is designated by the Lender shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by the Borrower. No delay or omission on the part of the Lender in exercising any power or right hereunder or under the Term Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Lender of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Lender. In the event that all or part of the Obligations becomes or is declared to be forthwith due and payable as herein provided, the Lender shall have the right to set off the amount of all the Obligations of the Borrower owing to the Lender against, and shall have, and is hereby granted by the Borrower, a lien upon and security interest in, all property of the Borrower in the Lender's possession at or subsequent to such default regardless of the capacity in which the Lender possesses such property, including but not limited to any balance or share of any deposit; collection or agency account. After Default all proceeds received by the Lender may be applied to the Obligations in such order of application and such proportions as the Lender, in its discretion, shall choose. At any time after the occurrence of any Event of Default, the Lender may, at its option, cause an audit of any and/or all of the books, records and documents of the Borrower to be made by auditors satisfactory to the Lender at the expense of the Borrower. The Lender also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the Security Instruments and the other Loan Documents.

ARTICLE VIII

MISCELLANEOUS

            8.1     Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise, sent via facsimile) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

If to the Borrower, to:

Castleguard Energy, Inc.
4625 Greenville Avenue, Suite 203
Dallas, Texas 75206
Attention: Bob G. Honea
Facsimile: 214-691-2230

If to the Lender, to:

First American Bank, SSB
One Lincoln Park
8401 N. Central Expressway
Suite 500, LB 36
Dallas, Texas 75225
Attention: Larry Holden
Facsimile:

All notices, requests, consents and demands hereunder will be effective when hand-delivered or forwarded by facsimile to the applicable notice address set forth above or three (3) days after being mailed by certified mail, postage prepaid, addressed as aforesaid.

            8.2     Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Lender, at its principal office in Dallas, Texas or at such other place as the Lender shall notify the Borrower in writing. If any interest,' principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

            8.3     Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by the Borrower hereunder shall be deemed to constitute representations and warranties by the Borrower.

            8.4     Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign its rights or obligations hereunder without the prior written consent of the Lender.

            8.5 Governing Law and Jurisdiction. This Agreement, the Security Instruments and the Term Note shall be deemed to have been made or incurred under the Laws of the State of Texas and shall be construed and enforced in accordance with and governed by the Laws of Texas.

            8.6     SUBMISSION TO JURISDICTION. THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN DALLAS COUNTY, TEXAS AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 8.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED (VIA CERTIFIED MAIL, POSTAGE PREPAID).

            8.7     Maximum Interest Rate. Regardless of any provision herein, the Lender shall never be entitled to receive, collect or apply, as interest on the Obligations any amount in excess of the maximum rate of interest permitted to be charged by the Lender by applicable Law, and, in the event the Lender shall ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest shall be applied to other Indebtedness and then to the reduction of principal; and, if all other Indebtedness and principal are paid in full, then any remaining excess shall forthwith be paid to the Borrower.

            8.8     No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Lender. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Lender. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

            8.9     Costs. The Borrower agrees to pay to the Lender on demand all reasonable third-party costs, fees and expenses (including without limitation all attorneys fees and legal expenses and engineering expenses) incurred or accrued by the Lender in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Term Note, the Mortgage and the other Loan Documents, or any amendment, waiver, consent or modification thereto or thereof, or any enforcement thereof. The Borrower further agrees that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Term Note are advanced to the Borrower by the Lender.

            8.10    WAIVER OF JURY. THE BORROWER AND THE LENDER FULLY VOLUNTARILY AND EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE TERM NOTE, THIS AGREEMENT, THE MORTGAGE OR UNDER ANY AMENDMENT, SUPPLEMENT, SECURITY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. THE BORROWER AND THE LENDER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

            8.11    Indemnification. The Borrower shall indemnify and hold the Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, the Borrower shall pay the maximum portion which it is permitted to pay under applicable law to the Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

8.12 Full Agreement. This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.

            8.13    Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

            8.14    Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

            8.15    Exceptions to Covenants. The Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

8.16 Counterparts. This Agreement may be executed in any number of multiple counterparts, all of which taken together shall constitute one and the same instrument.

            8.17    NONAPPLICABILITY OF CHAPTER 346. BORROWER AND LENDER HEREBY AGREE THAT THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE (REGULATING CERTAIN REVOLVING CREDIT LOANS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS.

            8.18    ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

            8.19    Amendment, Restatement and Continuation of Prior Loan Documents. This Agreement amends, restates and replaces the Prior Agreement (but does not extinguish or diminish the indebtedness and obligations evidenced thereby, which are expressly continued as modified and supplemented by this Agreement), which has been assigned to Lender pursuant to the Assignment. The Indebtedness and Obligations evidenced by the Prior Note shall be renewed and continued by the Term Note and such Indebtedness and Obligations have not been terminated or diminished in any manner. All liens created pursuant to the Prior Mortgage are hereby reaffirmed by Borrower and continued in full force and effect as security for the Obligations.

            8.20    Release of Liability for Acts of Predecessor-in-interest. For and in consideration of the commitments herein provided, Borrower hereby releases and forever discharges Lender, together with its employees, agents, attorneys, officers, and directors (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date hereof, and in any way directly or indirectly arising out of or in any way connected to the Prior Loan Documents, including but not limited to claims of usury (although no such claims are known to exist) (all of the foregoing hereinafter called the "Released Matters"). Borrower acknowledges that the agreements in this Section 8.20 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered in Dallas, Texas, effective as of the day and year first above written.

BORROWER:

CASTLEGUARD ENERGY, INC., a Florida corporation

By:
Name: Bob G. Honea
Title: President

LENDER:

FIRST AMERICAN BANK, SSB

By:
Name: Larry Holden
Title: Senior Vice President